As filed with the Securities and Exchange Commission on November 8, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

TASTY BAKING COMPANY

Pennsylvania	23-1145880
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129
(215) 221-8500

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

TASTY BAKING COMPANY 2006 LONG TERM INCENTIVE PLAN

(Full title of the Plan)

Charles P. Pizzi
President and Chief Executive Officer
Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129
(215) 221-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________

Copy to:

Laurence Weilheimer, Esquire
General Counsel and Corporate Secretary
Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per Share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.50 par value per share	350,000 shares	$9.11	$3,188,500	$341.17

(1) Such additional, indeterminable number of shares that may be issuable by reason of the anti-dilution provisions of the Tasty Baking Company 2006 Long Term Incentive Plan (the “Plan”) are hereby registered.

(2) Pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933, the average of the high and low prices per share of the Common Stock reported on the NASDAQ Global Market on November 3, 2006 has been used to determine the registration fee.

(3) Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     PLAN INFORMATION*

Item 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

As used in this Registration Statement, unless the context otherwise requires, the term the “Company” means Tasty Baking Company and its subsidiaries.

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) the description of the Company’s common stock, par value $.50 per share (“Common Stock”), and description of the Company’s Common Stock Purchase rights (“Rights”), contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 18, 2005, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law generally provides that a company shall have power to indemnify its officers, directors and other parties acting on behalf of the company if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful. Sections 1(a) and 1(b) of Article VII of the Company’s Bylaws provide for mandatory indemnification in such circumstances. Under Section 2 of Article VII, an independent determination of disinterested directors, legal counsel or shareholders of the Company will determine whether the person is entitled to indemnification under Sections 1(a) and 1(b). In addition, Section 4 of Article VII of the Bylaws provides for advancement of expenses in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under Sections 1(a), 1(b) and 3 of Article VII, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

The Pennsylvania Business Corporation Law also permits a corporation to include in its bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law; provided; however, indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 3 of Article VII of the Company’s Bylaws generally provides for mandatory indemnification of officers and directors acting on behalf of the Company, except that indemnification shall not be permitted under the Bylaws in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Indemnification under Section 3 will be provided without the independent determination required by Section 2 as described above (e.g., independent determination that director or officer acted in good faith and in a manner reasonably believed to be in the best interest of the Company). The Company also has entered into an Indemnification Agreement with certain of the directors of the Company. The Indemnification Agreements provide substantially the same scope of indemnification as provided under Section 3 of Article VII of the By-Laws, except that under the Indemnification Agreements there is a minimal amount ($1,000) for which the Company will not be responsible to provide indemnification, and the Company will not be required to provide indemnification in respect of any violation of the provisions of Section 16(b) of the 1934 Act. The Indemnification Agreements are direct contractual obligations of the Company in favor of the directors. Therefore, in the event that the By-Laws are subsequently changed to reduce the scope of indemnification, directors with Indemnification Agreements will not be affected by such changes. In addition, as with indemnification under Section 3 of Article VII of the By-Laws, no independent determination of entitlement to indemnification will be required under the terms of the Indemnification Agreements.

In addition, the Company maintains directors and officers liability insurance under which its directors and officers are insured against certain liabilities that may be incurred by them in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) Exhibits:

23.1 Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included in signature page on page II-4 herein).

99.1	Tasty Baking Company 2006 Long Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2006).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (“1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tasty Baking Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 8, 2006.

TASTY BAKING COMPANY
By: /s/ Charles P. Pizzi
Charles P. Pizzi, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Charles P. Pizzi and David S. Marberger, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ James E. Ksansnak	Chairman of the Board and Director	October 26, 2006
James E. Ksansnak

/s/ Charles P. Pizzi	President, Chief Executive Officer	October 26, 2006
Charles P. Pizzi	and Director
(Principal Executive Officer)

/s/ David S. Marberger	Executive Vice President, Chief Financial	October 26, 2006
David S. Marberger	Officer and Chief Accounting Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Fred C. Aldridge, Jr.	Director	October 26, 2006
Fred C. Aldridge, Jr.

/s/ Mark G. Conish	Director	October 26, 2006
Mark G. Conish

/s/ James C. Hellauer	Director	October 26, 2006
James C. Hellauer

/s/ Ronald J. Kozich	Director	October 26, 2006
Ronald J. Kozich

s/ James E. Nevels	Director	October 26, 2006
James E. Nevels

/s/ Judith M. von Seldeneck	Director	October 26, 2006
Judith M. von Seldeneck

/s/ David J. West	Director	October 26, 2006
David J. West

EXHIBIT INDEX

Exhibit #	Description
23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page on page II-4 herein).
99.1	Tasty Baking Company 2006 Long Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2006).